FIRST AMENDMENT TO OFFICE LEASE BETWEEN NORTHEDGE DEVELOPERS LLC
AND TABLEAU SOFTWARE, INC.

THIS FIRST AMENDMENT TO OFFICE LEASE (“Amendment”) is entered into as of 18, January 2017, by and between NORTHEDGE DEVELOPERS LLC, as Landlord, and TABLEAU SOFTWARE, INC., as Tenant.
W I T N E S S E T H:
WHEREAS, the parties entered into an Office Lease dated July 2, 2015, covering certain premises and activities between the parties at the Northedge Building located at 1601 N. 34th Street, Seattle, Washington;
WHEREAS, the parties now wish to amend the Office Lease to document the revised process for payment by the Landlord and Tenant of the costs to complete the Tenant Improvements; and
WHEREAS, the Office Lease contains certain defined and capitalized terms, such terms as used below retain their meaning in this First Amendment to Office Lease.
NOW THEREFORE, in consideration of their mutual promises, the parties hereby agree as follows:

1.	Exhibit E, Section 41 of the Lease is hereby amended by deleting Section 41 and replacing it with the following:

Retail sales tax otherwise applicable to portions of construction of Landlord’s Work and the Tenant Improvements are eligible for deferral pursuant to RCW 82.63 (the "Sales Tax Deferral") based on Tenant's intended uses of the Premises. Landlord and Tenant have previously applied for a Sales Tax Deferral in the form attached as Exhibit H. Landlord agrees that if Tenant elects to modify the Sales Tax Deferral, Landlord will cooperate with the Tenant’s application for the same, at Tenant’s sole cost and expense. Landlord agrees that Tenant is entitled to the economic benefit of the Sales Tax Deferral, both for construction of the Base Building Work and the Tenant Improvements. Accordingly, the amount of any Sales Tax Deferral applicable to the Base Building Work will be applied in equal installments over the first eight (8) years of the Lease Term as a credit against payments of Rent due under the Lease. Tenant shall comply with requirements of the Sales Tax Deferral, and shall defend, indemnify and hold Landlord harmless from any liability under the Sales Tax Deferral, including any deferred taxes owed, along with any penalties and interest to the extent such liability arises from time periods for which

Tenant has received rent credits, plus any interest on deferred amounts that have not been credited to Tenant, but which Landlord is required to pay. Tenant will provide Landlord with copies of all applications, reports and correspondence Tenant submits to or receives from the Washington Department of Revenue regarding the Sales Tax Deferral. The current Sales Tax Deferral is a 50% deferral of eligible costs of the Base Building Work. Landlord and Tenant estimate that the total eligible costs subject to deferral for the Base Building Work will be approximately $50,000,000, resulting in an estimated Sales Tax Deferral for the Base Building Work of approximately $2,400,000. After completion of the Base Building Work, Landlord will provide Tenant with a summary accounting of the actual Base Building Work costs that are subject to the sales tax and eligible for the deferral, and that number shall be credited against Rent due under the Lease in equal annual installments for the first eight (8) years of the Term.

With respect to application of the Sales Tax Deferral to the Tenant Improvements, Tenant has not obtained a Tax Deferral for its work, but Landlord and Tenant agree that Landlord’s Sales Tax Deferral shall be applied to the Tenant Improvement costs, to extent of the Allowance, by Landlord’s direct payments to Tenant’s Contractor, as provided in Exhibit C, Section 18.  Landlord and Tenant agree that Tenant shall be responsible for calculating and managing sales (or use) tax payments on the Tenant Improvements in conjunction with Tenant’s Contractor. Landlord and Tenant agree that Tenant shall receive the benefit of the Sales Tax Deferral by direct savings to the extent that the Tenant Improvement costs are paid direct by Landlord to Tenant’s Contractor. Landlord and Tenant anticipate that Tenant will utilize all of the Allowance. Tenant shall comply with requirements of the Sales Tax Deferral with respect to the Tenant Improvements, and shall be primarily and solely responsible for accounting for and reporting with respect to application of the Sales Tax Deferral to the Tenant Improvements.  Tenant shall defend, indemnify and hold Landlord harmless from any liability under the application of the Sales Tax Deferral to the Tenant Improvements, including any deferred taxes owed, along with any penalties and interest, plus any interest on deferred amounts that Landlord is required to pay.  Tenant will provide Landlord with copies of all applications, reports and correspondence Tenant submits to or receives from the Washington Department of Revenue regarding the application of the Sales Tax Deferral to the Tenant Improvements.

2.	Exhibit H to the Lease is hereby amended by deleting the existing Exhibit H, and replacing it with the Exhibit H attached to this Amendment.

3.	The first sentence in Section 8 of Exhibit C of the Office Lease, Construction of the Tenant Improvements, is deleted and the following sentence is inserted:

Tenant shall complete all Tenant Improvements at Tenant's cost and expense (subject to Landlord’s payment of the Allowance as provided in Section 18 of this Exhibit C), including without limitation the costs of changes, code compliance work, and upgrades to the base, shell & core of the Building or to any major Building Systems such as fire, life safety, electrical, mechanical, and structural, as may be required by the Working Drawings or applicable permitting authorities, and whether or not such changes or upgrades are due to the fact that such work is prepared on an unoccupied basis.

4.	Section 18 of Exhibit C of the Office Lease, Payment of Costs is deleted and the following language is inserted:

Tenant has provided Landlord with (i) a detailed breakdown, by trade, for Tenant's Contractor and any subcontractor, as well as Tenant's engineers, consultants, and vendors, of the final estimated costs to be incurred or which have been incurred in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or Tenant's Contractor (the "Construction Budget"), which costs shall include, but not be limited to, the costs of the architect's and engineers' fees and the TI Fee. The amount, if any, by which the total costs set forth in the Construction Budget exceed the amount of the Allowance, is referred to herein as the "Over Allowance Amount". In the event the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Construction Budget, shall be deemed to be an addition to the Over Allowance Amount.

Tenant shall pay all costs for the Tenant Improvements except as otherwise expressly set forth herein or elsewhere in the Lease. Landlord shall pay directly to Tenant’s Contractor an amount, not to exceed the maximum total of the Allowance, under the conditions set forth below (the “Landlord’s Allowance Payment”). Landlord’s Allowance Payment shall only apply to hard costs actually incurred for labor and materials to construct the Tenant Improvements, plus costs incurred to permit the Tenant Improvements. Tenant shall pay Landlord, in three installments (1/3 at Amendment execution, 1/3 on January 5, 2017, and 1/3 on the earlier of February 5, 2017, or upon completion of the Tenant Improvements) the costs of Landlord's reasonable review and oversight equal to 1.5% of the hard costs for labor and materials to construct the Tenant Improvements (the "TI Fee"). The TI Fee is estimated to be $444,000 (including WSST) and the final amount due will be confirmed upon completion of the Tenant Improvements. Up to Five Dollars ($5.00) per rentable square foot of the Allowance may be applied to the cost of removable trade fixtures, equipment or furniture, moving costs, acquisition of equipment, costs to acquire and install cabling, inventory, and any "branding" requirements.

(i) Tenant and Landlord acknowledge that the cost of the Tenant Improvements will exceed the Allowance. Tenant and Landlord further acknowledge that Tenant, as part of the Over Allowance Amount, has paid Tenant’s Contractor $8,850,387 for costs incurred to date for the Tenant Improvements.

(ii)    Beginning with the December 2016 request for payment (which payment shall be due February 5, 2017) from Tenant’s Contractor (which requests shall only occur once per month), Landlord shall pay directly to Tenant’s Contractor an amount equal to the monthly request for payment, as adjusted for the withholding of ten percent (10%) of the total amount claimed due each month as a retainage (the "Retainage"). Provided, however, that the cumulative amount of Landlord’s monthly payments to Tenant’s Contractor shall not exceed the amount of the Landlord’s Allowance Payment. Such monthly payments by Landlord shall be made upon satisfaction of the following conditions:

(aa) Tenant has performed the portion of the Tenant Improvements covered by the monthly request for payment in accordance with the final Working Drawings, all applicable laws, codes and ordinances, and in accordance with all other applicable provisions of this Lease and this Work Letter.

(bb) Tenant has furnished Landlord original, valid, mechanic’s lien releases (unconditional or partial) from Tenant's Contractor and all other subcontractors and suppliers who performed such portion of the Tenant Improvements or furnished supplies for or in connection therewith (including all parties listed in the affidavits referenced below).

(iii)    When Landlord has paid 90% of Landlord’s Allowance Payment for costs incurred for the Tenant Improvements, Tenant shall pay the Tenant’s Contractor for the remaining costs (the balance of the Over Allowance Amount) incurred to complete the Tenant Improvements.

(iv) The Retainage, as part of the Over Allowance Amount, shall be released to Tenant’s Contractor upon receipt by Landlord of the following:

(aa) An affidavit from Tenant listing all contractors and suppliers whom
Tenant has contracted-with in connection with the Tenant Improvements, and an affidavit from Tenant's Contractor listing all subcontractors and suppliers whom the Tenant's Contractor has contracted with in connection with the Tenant Improvements;

(bb) A certificate of occupancy with respect to the Premises;

(cc) Original, valid, unconditional mechanics' lien releases from the Tenant's Contractor and all other contractors and suppliers who performed the Tenant Improvements or furnished supplies for or in connection with the Tenant Improvements at the Premises (including all parties listed in the affidavits referenced above) covering all of the Tenant Improvements and such other evidence as Landlord may reasonably request to evidence that no liens can arise from the Tenant Improvements;

(dd) An updated electronic version of Tenant's as-built drawings; and

(ee) All certificates of insurance required under the Lease; and

(ff) An air balance report.

So long as Landlord receives the monthly request by Tenant’s Contractor for payment no later than the 20th day of the month, Landlord shall provide payment to Tenant’s Contractor within thirty (30) days after receipt of the monthly request by Tenant’s Contractor for payment. In the event that Landlord receives the monthly request by Tenant’s Contractor for payment later than the 20th day of the month, Landlord shall provide payment to Tenant’s Contractor in the next payment cycle. If Landlord fails to provide payment to Tenant’s Contractor as and when required pursuant to this Section, upon Tenant giving Landlord an additional notice and failure of such payment to be made to Tenant’s Contractor within five (5) business days thereafter, Tenant shall have the right to submit the matter to arbitration pursuant to the procedure in Section 20 of this Exhibit C.

5.	The final amount of the Allowance remains subject to re-measurement as provided in Exhibit C, Work Letter, Section 9, Measurement of Building.

6.	Tenant and Tenant’s Contractor shall be responsible for accounting for Washington State Sales and Use Taxes, and accounting for the Sales and Use Tax Deferral with respect to the Tenant Improvements.

7.	This Amendment sets forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements.

8.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

9.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

10.
This Amendment may be signed in counterparts and all of such counterparts when properly executed by the appropriate parties thereto together shall serve as a fully executed document, binding upon the parties.

[signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Office Lease as of the day and the year set forth above.

LANDLORD

NORTHEDGE DEVELOPERS LLC
A Delaware limited liability company

By:    Touchstone - URG Northedge LLC
A Washington limited liability company,
Its Administrative Member

By:	/s/ A-P Hurd
Name:	A-P Hurd
Its:	Authorized Representative

TENANT

TABLEAU SOFTWARE, INC.
A Delaware corporation

By:	/s/ Keenan M. Conder
Name:	Keenan M. Conder
Its:	EVP, General Counsel

LANDLORD ACKNOWLEDGMENT:
STATE OF WASHINGTON    )
) ss.
COUNTY OF KING    )
I certify that I know or have satisfactory evidence that AP Hurd is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the Authorized Representative of NORTHEDGE DEVELOPERS LLC to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: January 18, 2017

/s/ Anna Brancheau Notary Public Print Name Anna Brancheau My commission expires October 19, 2020
TENANT:

STATE OF WASHINGTON    )
) ss.
COUNTY OF KING    )
I certify that I know or have satisfactory evidence that Keenan Conder is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the EVP & General Counsel of TABLEAU SOFTWARE, INC. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.
Dated: January 19, 2017

/s/ Jill E. Goffe Notary Public Print Name Jill E. Goffe My commission expires August 23, 2020